NATIONAL MEDIA CORPORATION
1700 Walnut Street
Philadelphia, PA  19103
215 o  772-5000
215 o  772-5018 Fax
                                                                   PRESS RELEASE

         Contact:
         Bruce Boyle
         Director of Corporate Communications
         (800) 311-3561
------------------------------------------------------------------------------
                      NATIONAL MEDIA CORPORATION TO ACQUIRE
                       POSITIVE RESPONSE TELEVISION, INC.

                -- Created "Amazing Discoveries" Infomercials --

Philadelphia, PA, October 19, 1995 -- National Media Corporation (NYSE:NM) announced today that it has executed a letter of intent to acquire Positive Response Televi sion, Inc. (NASDAQ:PRTV), creators of the "Amazing Discoveries" infomercial format. This acquisition will further strengthen National Media's position as the global leader in the infomercial industry.

Under terms of the agreement, which was unanimously approved by the Boards of Directors of both companies and will require approval by PRTV's shareholders, PRTV shareholders will receive .524 shares of National Media Corporation common stock for each share of PRTV stock they own.

Under the terms of the agreement, the value of the transaction is approximately $26 million. PRTV currently has approximately 3.55 million shares of common stock outstanding. Following consummation, the former PRTV shareholders will own approximately 7 percent of National Media Corporation's common stock, assuming conversion of all outstanding preferred stock, options and warrants.

Through the acquisition of PRTV, National Media will add professional talent to its existing creative and production team. Michael Levey, Founder, Chairman and Chief Executive Officer of PRTV, is considered one of the best recognized and most successful personalities in the industry and is the creator and host of the highly successful "Amazing Discoveries" format. Following the acquisition, he will serve as chief executive officer of the PRTV subsidiary, executive vice president of National Media Corporation, and will continue on-air appearances.

Brian McAdams, Chairman of the Board of National Media, said, "This is an excellent strategic acquisition for National Media from both an operational and a revenue standpoint. We expect the acquisition to begin contributing to National Media's earnings in calendar 1996. Coupled with the anticipated acquisition of Direct America, which we announced during our last fiscal quarter, we will have one of the strongest creative teams in the business."

                                      MORE

October 19, 1995
Page Two

Fiscal 1995 revenues for National Media Corporation were $176 million. PRTV's most recent fiscal year revenues were $42.5 million. Upon completion of the transaction, expected to take place during the first quarter of the calendar year 1996, PRTV will become a wholly owned subsidiary of National Media Corporation and retain its name.

Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "By joining forces with Mike Levey and PRTV, National Media will gain one of the best TV production and creative capabilities in the industry, a wider sourcing operation for new products, an expanded North American airtime base, and a key programming property in Amazing Discoveries. In addition, this transaction is expected to bring significant economies of scale in the fulfillment, telemarketing and operating areas, which, we expect, will result in the acquisition being non-dilutive on an earnings per share basis within a short time period."

Mr. Levey said, "The infomerical industry is consolidating rapidly and National Media is the clear-cut leader. I have always been impressed by National Media's capabilities in all areas of the infomerical business, particularly its global marketing/distribution system, as well as the strengths of its current management team. I look forward to the high-level creative programming our joint efforts will produce."

The consummation of the acquisition, in addition to being subject to the approval of PRTV's shareholders, is contingent upon the completion of a satisfactory due diligence review by each company, the negotiation and execution of a definitive agreement and regulatory approval, among other things.

National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer marketing company through its expertise in direct response television and, with Quantum International, Ltd., brings infomercial programming to more than 215 million households worldwide.


                                      * * *


       [To request previous press releases on National Media Corporation please contact, PR Newswire at (800) 758-5804 Ext. 604644.]